Exhibit 10.12

NEXPOINT RESIDENTIAL TRUST, INC.

Form of Restricted Stock Units Agreement

This RESTRICTED STOCK UNITS AGREEMENT (this “Agreement”) is made as of __________, 20__, by and between NexPoint Residential Trust, Inc., a Maryland corporation (the “Company”), and _________________ (the “Grantee”).

1.Certain Definitions.  Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Company’s 2016 Long Term Incentive Plan (the “Plan”).

2.Grant of RSUs.  Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, the Company has granted to the Grantee as of __________, 20__ (the “Date of Grant”) __________ Restricted Stock Units (“RSUs”).  Each RSU shall represent the right of the Grantee to receive one Share.

3.Restrictions on Transfer of RSUs.  Subject to Section 15 of the Plan, neither the RSUs evidenced hereby nor any interest therein or in the Shares underlying such RSUs shall be transferable prior to payment to the Grantee pursuant to Section 5 hereof other than by will or pursuant to the laws of descent and distribution.

4.Vesting of RSUs.

(a)

The RSUs covered by this Agreement shall become nonforfeitable and payable to the Grantee pursuant to Section 5 hereof (“Vest” or similar terms) as provided in this Section 4(a).  The RSUs covered by this Agreement shall Vest _______________________________________________________________,[1] in each case, conditioned upon the Grantee’s continuous employment with the Company or an Affiliate through each such date (the period from the Date of Grant until the _______[2] anniversary of the Date of Grant, the “Vesting Period”).  Any RSUs that do not so Vest will be forfeited, including, except as provided in Section 4(b) or Section 4(c) below, if the Grantee ceases to be continuously employed by the Company or an Affiliate prior to the end of the Vesting Period.  For purposes of this Agreement, “continuously employed” (or substantially similar terms) means the absence of any interruption or termination of the Grantee’s employment with the Company or an Affiliate.

[1]	For grants in 2016: 50% on first anniversary, 25% on second anniversary; 25% on third anniversary; and for grants in 2017 and thereafter: the compensation committee will determine vesting.

[2]	For grants in 2016: third; and for grants in 2017 and thereafter: the compensation committee will determine vesting.

(b)

Notwithstanding Section 4(a) above, the RSUs shall Vest (to the extent the RSUs have not previously become Vested or been forfeited) upon the Grantee’s termination of employment with the Company or an Affiliate, as applicable, prior to the end of the Vesting Period due to the Grantee’s death, Disability or Retirement.

(c)

(i)Notwithstanding Section 4(a) above, in the event of a Change in Control that occurs prior to the end of the Vesting Period, the  RSUs shall become Vested and payable in accordance with this Section 4(c).  If at any time before the end of the Vesting Period or forfeiture of the RSUs, and while the Grantee is continuously employed by the Company or an Affiliate, a Change in Control occurs, then all of the RSUs will become Vested and payable to the Grantee in accordance with Section 5 hereof, except to the extent that a Replacement Award is provided to the Grantee in accordance with Section 4(c)(ii) to continue, replace or assume the RSUs covered by this Agreement (the “Replaced Award”).

(ii)

For purposes of this Agreement, a “Replacement Award” means an award (A) of the same type (e.g., time-based restricted stock units) as the Replaced Award, (B) that has a value at least equal to the value of the Replaced Award, (C) that relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, (D) the tax consequences of which to such Grantee under the Code are not less favorable to such Grantee than the tax consequences of the Replaced Award, and (E) the other terms and conditions of which are not less favorable to the Grantee than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control).  A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code.  Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied.  The determination of whether the conditions of this Section 4(c)(ii) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

(iii)

If, after receiving a Replacement Award, the Grantee experiences a termination of employment with the Company or an Affiliate (or any of their successors) (as applicable, the “Successor”) by reason of a termination by the Successor without Cause or by the Grantee for Good Reason, in each case within a period of two years after the Change in Control and during the remaining vesting period for the Replacement Award, the Replacement Award shall fully Vest upon such termination of employment to the extent not previously Vested.

(d)	For purposes of this Agreement, the following definitions apply:
(i)	“Cause” shall mean any of the following: (A) a material breach by the Grantee of any agreement then in effect between the Grantee and the

Successor; (B) the Grantee’s conviction of or plea of “guilty” or “no contest” to a felony under the laws of the United States or any state thereof; (C) gross negligence or gross misconduct by Grantee with respect to the Successor or any of its affiliates, (D) Grantee’s abandonment of Grantee’s employment with the Successor or any of its affiliates, as applicable, or (E)  the Grantee’s willful and continued failure to substantially perform the duties associated with the Grantee’s position (other than any such failure resulting from the Grantee’s incapacity due to physical or mental illness), which failure has not been cured within thirty (30) days after a written demand for substantial performance is delivered to the Grantee by the board of directors of the Successor, which demand specifically identifies the manner in which the board of directors of the Successor believes that the Grantee has not substantially performed his duties.

(ii)

“Disability” shall mean a medically determinable physical or mental impairment expected to result in death or to continue for a period of not less than 12 months that causes the Grantee to be unable to engage in any substantial gainful activity.

(iii)

“Good Reason” shall mean (A) a material diminution in the Grantee’s duties or responsibilities; (B) a material reduction in the aggregate value of base salary and bonus opportunity provided to the Grantee by the Successor; or (C) a reassignment of the Grantee to another primary office more than 50 miles from the Grantee’s current office location.  The Grantee must notify the Successor of the Grantee’s intention to invoke termination for Good Reason within 90 days after the Grantee has knowledge of such event and provide the Successor 30 days’ opportunity for cure, or such event shall not constitute Good Reason.  The Grantee may not invoke termination for Good Reason if Cause exists at the time of such termination.

(iv)	“Retirement” shall mean the Grantee’s termination of employment with the Company or an Affiliate, as applicable, after the attainment of age 65.

5.Form and Time of Payment of RSUs.

(a)	General. Subject to Section 4 and Section 5(b), payment for Vested RSUs will be made in Shares within 10 days following the Vesting dates specified in Section 4(a).
(b)	Other Payment Events. Notwithstanding Section 5(a), to the extent that the RSUs are Vested on the dates set forth below, payment with respect to the RSUs will be made as follows:
(i)

Change in Control.  Upon a Change in Control and if no Replacement Award is granted, the Grantee is entitled to receive payment for Vested RSUs in Shares on the date of the Change in Control; provided, however, that if such Change in Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and the regulations thereunder, and where Section 409A of the Code applies to such distribution, the Grantee is entitled to receive the corresponding payment on the date that would have otherwise applied pursuant to Sections 5(a) or 5(b)(ii) as though such Change in Control had not occurred.

(ii)

Death, Disability or Retirement.  Within 10 days following the date of the Grantee’s termination of employment with the Company or an Affiliate, as applicable, due to the Grantee’s death, Disability, or Retirement the Grantee is entitled to receive payment for Vested RSUs in Shares.

(iii)

Termination Following Change in Control.  With respect to Replacement Awards, within 10 days following the Grantee’s termination of employment with the Company or an Affiliate, as applicable, within two years following a Change in Control by the Company or an Affiliate, as applicable, without Cause or by the Grantee for Good Reason.

(c)	Except to the extent provided by Section 409A of the Code and permitted by the Committee, no Shares may be issued to the Grantee at a time earlier than otherwise expressly provided in this Agreement.
(d)

The Committee may also determine to pay for Vested RSUs in cash based on the market value of the Shares on the date of settlement. The Company’s obligations to the Grantee with respect to the RSUs will be satisfied in full upon the issuance of Shares corresponding to such RSUs or upon a cash payment corresponding to such RSUs.

6.Dividend Equivalents; Other Rights.

(a)

The Grantee shall have no rights of ownership in the Shares underlying the RSUs and no right to vote the Shares underlying the RSUs until the date on which the Shares underlying the RSUs are issued or transferred to the Grantee pursuant to Section 5 above.

(b)

From and after the Date of Grant and until the earlier of (i) the time when the RSUs become Vested and are paid in accordance with Section 5 hereof or (ii) the time when the Grantee’s right to receive Shares in payment of the RSUs is forfeited in accordance with Section 4 hereof, on the date that the Company pays a cash dividend (if any) to holders of Shares generally, the Grantee shall be credited with cash per RSU equal to the amount of such dividend.  Any amounts credited pursuant to the immediately preceding sentence shall be subject to the same applicable terms and conditions (including Vesting, payment and forfeitability) as apply to the RSUs in respect of which the dividend equivalents were credited, and such amounts shall be paid in cash at the same time as the RSUs to which they relate are paid in Shares.

(c)

The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver Shares in the future, and the rights of the Grantee will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

7.Adjustments.  The number of Shares issuable for each RSU and the other terms and conditions of the grant evidenced by this Agreement are subject to adjustment as provided in Section 11 of the Plan.

8.Withholding Taxes.  To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with the delivery to the Grantee of Shares or any other payment to the Grantee or any other payment or Vesting event under this Agreement, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the obligation of the Company to make any such delivery or payment that the Grantee make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld.  The Grantee may elect that all or any part of such withholding requirement be satisfied by retention by the Company of a portion of the Shares to be delivered to the Grantee or by delivering to the Company other Shares held by the Grantee.  If such election is made, the Shares so retained shall be credited against such withholding requirement at the market value of such Shares on the date of such delivery.  In no event will the market value of the Shares to be withheld and/or delivered pursuant to this Section 8 to satisfy applicable withholding taxes exceed the minimum amount of taxes required to be withheld.

9.Compliance With Law.  The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any Shares pursuant to this Agreement if the issuance thereof would result in a violation of any such law.  Notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue Shares or make any payments pursuant to this Agreement if the issuance or payment thereof could impair the Company’s status as a REIT.

10.Compliance With Section 409A of the Code.  To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code.  This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Grantee).  Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

11.No Right to Future Awards or Employment.  The grant of the RSUs under this Agreement to the Grantee is a voluntary, discretionary award being made on a one-time basis, and it does not constitute a commitment to make any future awards.  The grant of the RSUs and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law.  Nothing contained in this Agreement shall confer upon the Grantee any right to be employed or remain employed by the Company or any of its Affiliates, nor limit or affect in any manner the right of the Company or any of its Affiliates to terminate the employment or adjust the compensation of the Grantee.

12.Relation to Other Benefits.  Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any of its Affiliates and shall not affect the amount of any life insurance coverage in respect of the Grantee under any life insurance plan covering employees of the Company or any of its Affiliates.

13.Amendments.  Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that (a) no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s written consent, and (b) the Grantee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act or to prevent impairment of the Company’s status as a REIT.

14.Severability.  In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

15.Relation to Plan.  This Agreement is subject to the terms and conditions of the Plan.  In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern.  The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement.

16.Electronic Delivery.  The Company may, in its sole discretion, deliver any documents related to the RSUs and the Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Grantee’s consent to participate in the Plan by electronic means.  The Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

17.Governing Law.  This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Maryland, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

18.Successors and Assigns.  Without limiting Section 3 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

19.Acknowledgement.  The Grantee acknowledges that the Grantee (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.

20.Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

[SIGNATURES ON FOLLOWING PAGE]

NEXPOINT RESIDENTIAL TRUST, INC.

By:

Name:
Title:

Grantee Acknowledgment and Acceptance

By:

Name:
Title: